                                                                    Exhibit 3(3)

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                            VIRTUAL JERUSALEM, LTD.

     Virtual Jerusalem Ltd., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     FIRST: By the unanimous written consent of the Directors of Virtual Jerusalem Ltd., resolutions were duly adopted setting forth proposed Amendments to the Certificate of Incorporation of said corporation, declaring said Amendments to be advisable. The resolution setting forth the proposed Amendments are as follows::

(A) RESOLVED, that Article "1" to the Certificate of Incorporation of the Corporation be amended to change the name of the corporation from "Virtual Jerusalem Ltd. " to "Virtual Communities, Inc." and Article "1" is hereby amended to read as follows:

          "1.  The name of the Corporation is Virtual Communities, Inc."

(B) RESOLVED, that Article "4" to the Certificate of Incorporation of the Corporation be deleted in its entirety and the following abided in its place and stead:

     "4.(a)    The total number of shares of stock which the corporation  shall have authority to issue is twenty million (20,000,000) shares of which nineteen million shares at par value of ($ .0001) each, amounting in
     the aggregate   to   one   thousand   nine   hundred   dollars ($1,900.00)
     shall be Common Stock and of which one million (l,000,000) shares of par value of ($.0001) each, amounting in the aggregate to one hundred dollars ($100.00), shall be Preferred Stock.

     (b) The holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor and are entitled upon liquidation of the Corporation to share ratably in the net assets available for distribution, are not redeemable and have no preemptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote for each share held of record on all matters to be voted on by the Corporation's stockholders.

     (C) Except as set forth in Article 4(d) of this Certificate of Incorporation or as may be required by the General Corporation Law of the State of Delaware, the holders are a majority of the votes entitled to be cast shall constitute a quorum for all meetings of the Corporation's stockholders and the affirmative vote of a plurality of those votes present at such a meeting shall be sufficient for an action to be approved by the Corporation's stockholders.
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     (d) In order for the Corporation's stockholders to elect a director(s) or remove any director; (ii) approve the sale of all or substantially all of the Corporation's business or assets; or (iii) amend the Corporation's By Laws or this Certificate of Incorporation, the holders of a majority of the votes entitled to be cast shall constitute a quorum for any meetings at which any of the foregoing actions are to he taken and the affirmative vote of seventy percent (70%) of the votes entitled to be cast at such a meeting shall be required for all action specified in sections (i), (ii), and (iii) of this Article 4(d).

     (e)  Any of those actions enumerated in sections (i), (ii) or (iii) of
     Article 4(d) may be approved by a written consent of the holders of not less than seventy percent (70%) of the votes entitled to be cast at a meeting of the Corporation's stockholders.

     (f) All designations and the powers, preferences and rights, and qualifications, limitations or restrictions of the shares of Preferred Stock are to be determined by the Board of Directors.

     SECOND: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General corporation Law of the State of Delaware, there being no issued and outstanding shares of the capital stock of the Corporation nor subscriptions having been received for any shares of the capital stock of the Corporation

     THIRD: That the capital of said corporation shall not he reduced under or by reason of said Amendment.

          IN WITNESS WHEREOF, said Virtual Jerusalem Ltd. has caused this Certificate to be signed by Avi Moskowitz, its President, and Sonja Simon, its Secretary, this 1st day of July, 1997.

                                     By:
                                         /s/Avi Moskowitz, President

                                     By:
                                         /s/Sonja Simon, Secretary
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                                                                         PAGE  1
                               State of Delaware

                       Office of the Secretary of State
                -------------------------------------------------


I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY
                        -
CERTIFY THE ATTACHED IS A TRUE' AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "VIRTUAL JERUSALEM LTD" CHANGING ITS NAME FROM "VIRTUAL JERUSALEM LTD."TO VIRTUAL COMMUNITIES, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF JULY, A.D. 1997, AT 3 O'CLOCK P.M.

     A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS FOR RECORDING.

                                   _____________________________________________
                                   Edwardl J. Freel, Secretary  of State

                                   AUTHENTICATION                 8542508

                                             DATE                 07-03-97